                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (File Nos. 33-31662, 33-56384, 33-56386, 33-65790, 33-64349, 333-13531,
333-39587, 333-44345, 333-45207, 333-53633, 333-80215 and 333-83739) of
Weatherford International, Inc. of our report dated March 29, 1999, with respect to the consolidated balance sheets of Dailey International Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1998, the eight month period ended December 31, 1997 and for each of the two years in the period ended April 30, 1997, included and incorporated by reference in Weatherford International, Inc.'s Form 8-K dated August 31, 1999.


/s/ Ernst & Young LLP

Houston, Texas
September 7, 1999